Exhibit 10.4

[Aegion Corporation Letterhead]

Date of Grant: October 8, 2014
Employee: Charles R. Gordon
Account Number: _____________________
Threshold/Target/Maximum No. of Performance Units:
______________________

Performance Unit Agreement for Charles R. Gordon

This Agreement will certify that the employee named above (“you”) is awarded the number of performance units shown above (“Performance Units”), effective as of the date of grant set forth above (“Date of Grant”). Each Performance Unit represents the obligation of Aegion Corporation (the “Company”) to transfer one share of Class A common stock, par value $0.01 per share (“Common Stock”) to you at the time provided in this Agreement. This award (the “Award”) is granted to you pursuant to the 2013 Employee Equity Incentive Plan (the “Plan”) and the Aegion Corporation 2011 Executive Performance Plan (the “EPP”), subject to the terms, conditions and restrictions in the Plan, the EPP and those set forth below. Any capitalized, but undefined, term used in this Agreement shall have the meaning ascribed to it in the Plan or the EPP, as applicable. Your signature below constitutes your acceptance of this Award, your agreement to abide by the Company’s Code of Conduct and your acknowledgment of your agreement to all the terms, conditions and restrictions contained in this Agreement including that this Agreement is accepted and entered into in the State of Missouri. You must return an executed copy of this Agreement to the Vice President of Human Resources, or such person’s designee, in Chesterfield, Missouri by October 15, 2014, where it will be accepted, or this Agreement shall be void. In addition, except where prohibited by law, as a condition to the Award hereunder, you shall be required to sign any confidentiality, non-solicitation and/or non-competition agreement, including, without limitation, the 2014 Confidentiality, Work Product and Non-Competition Agreement, and/or acknowledgement of the Company’s right to recoup any incentive compensation from you as may be required by the Company.

Accepted by Employee                        AEGION CORPORATION

Charles R. Gordon                        Juanita H. Hinshaw, Chair Compensation
Committee

Terms, Conditions and Restrictions

1.Grant of Performance Units. Subject to the terms and conditions contained in this Agreement, the Plan and the EPP, the Company hereby grants to you the number of Performance Units designated above. The time between the Date of Grant and the vesting of the Performance Units shall be referred to as the “Vesting Period.”

2.Performance Goals. The vesting of Performance Units is conditioned upon the achievement by the Company of certain cumulative two-year performance goals (“Performance Goals”), as established by the Compensation Committee of the Board of Directors and the vesting of such Performance Units may not occur, in whole or in part, if such Performance Goals are not achieved.

The cumulative Performance Goals for the performance period covered by this Award are set forth in Appendix A to this Agreement.

3.Vesting of Performance Units upon Achievement of Performance Goals. Performance Units vest only upon the achievement of the cumulative Performance Goals for the performance period as set forth in Appendix A.

The vesting of Performance Units is weighted so that 75% of the maximum Performance Units subject to this Award will vest through the achievement of the cumulative earnings per share (“EPS”) Performance Goal (the “EPS Goal”) for a two-year performance period (i.e., January 1, 2015 through December 31, 2016) (the “EPS Performance Period”) and 25% of the maximum Performance Units subject to this Award will vest through achievement of the cumulative total shareholder return (“TSR”) Performance Goal (the “TSR Goal”) for a performance period from the Date of Grant through December 31, 2016 (the “TSR Performance Period”), each as set forth in Appendix A to this Agreement.

The Compensation Committee has established cumulative threshold, target and maximum levels for each of the EPS Goal and TSR Goal for the EPS Performance Period and the TSR Performance Period, respectively, as set forth in Appendix A. If the Company fails to achieve the threshold levels for either of the EPS Goal or the TSR Goal for the EPS Performance Period and the TSR Performance Period, respectively, no Performance Units attributable to that Performance Goal shall vest. If the Company achieves the threshold level of the EPS Goal for the EPS Performance Period, 18.75% of the maximum Performance Units under this Agreement shall vest, and, if the Company achieves the threshold level of the TSR Goal for the TSR Performance Period, 6.25% of the maximum Performance Units under this Agreement shall vest. If the Company achieves the target level for the EPS Goal for the EPS Performance Period, 37.5% of the maximum Performance Units under this Agreement shall vest, and, if the Company achieves the target level for the TSR Goal for the TSR Performance Period, 12.5% of the maximum Performance Units under this Agreement shall vest. If the Company achieves the maximum level for the EPS Goal for the EPS Performance Period, 75% of the maximum Performance Units eligible under this Agreement shall vest, and if the Company achieves the maximum level for the TSR Goal for the TSR Performance Period, 25% of the maximum Performance Units under this Agreement shall vest.

To the extent that the Company achieves greater than the threshold level of any Performance Goal but less than the target level of such Performance Goal, or greater than the target level of any Performance Goal but less than the maximum level of such Performance Goal, the number of Performance Units that shall vest shall be calculated based on a straight-line, sliding scale using the vesting levels between which the Company’s actual performance falls as the end points for the calculation.

In the event of your death, the termination of your employment with the Company as a result of your disability (pursuant to the terms of any employee disability benefit plan maintained by the Company), or the termination of your employment as a result of your retirement (retirement means your voluntary termination of your employment with the Company and its subsidiaries following (i) your attainment of the age of 55 with at least 10 years of full-time service to the Company and/or its subsidiaries, (ii) your attainment of the age of 60 with at least five years of full-time service to the Company and/or its subsidiaries, or (iii) your attainment of the age of 65 (with no minimum full-time service requirements with the Company and/or its subsidiaries)), you will be entitled to receive Performance Units if and to the extent that the cumulative EPS Goal or the cumulative TSR Goal is achieved during the EPS Performance Period and the TSR Performance Period, respectively. If such is the case, the Performance Units that will vest and that you will receive due to the achievement of one or both of the cumulative EPS Goal or the cumulative TSR Goal will be determined in the same manner as set forth in the immediately preceding paragraph of this Section 3 but will be reduced pro rata to a percentage of that amount determined by dividing (i) the number of whole months of your employment with the Company or a subsidiary thereof during the EPS Performance Period or the TSR Performance Period, as applicable, covered by this Agreement by (ii) 24, in the case of Performance Units vesting as a result of the achievement of the cumulative EPS Performance Goal, and 27, in the case of the achievement of the cumulative TSR Performance Goal.

For purposes of this Agreement, “EPS” shall be defined as “net income before extraordinary items” of the Company, which shall mean the consolidated net income of the Company during the fiscal year, as determined by the Compensation Committee in conformity with accounting principles generally accepted in the United States of America and contained in financial statements that are subject to an audit report of the Company's independent public accounting firm, but excluding: (a) operating results of and/or losses associated with the write-down of assets of a subsidiary, business unit or division that has been designated by the Board of Directors as a discontinued business operation or to be liquidated; (b) gains or losses on the sale of any subsidiary, business unit or division, or the assets or business thereof; (c) gains or losses from the disposition of material capital assets (other than in a transaction described in clause (b)) or the refinancing of indebtedness, including, among other things, any make-whole payments and prepayment fees; (d) losses associated with the write-down of goodwill or other intangible assets of the Company due to the determination under applicable accounting standards that the assets have been impaired; (e) gains or losses from material property casualty occurrences or condemnation awards taking into account the proceeds paid by insurance companies and other third parties in connection with the casualty or condemnation; (f) any other material income or loss item the realization of which is not directly attributable to the actions of current senior management of the Company; (g) any income statement effect resulting from a change in generally accepted accounting principles, except to the extent the effect of such a change is already reflected in the calculation of the net income before extraordinary items; (h) restructuring charges and acquisition related transaction costs; and (i) the income taxes (benefits) of any of the above-designated gains or losses. Consolidated net income of the Company shall be calculated inclusive of operating results of any entities or businesses acquired during the EPS Performance Period.

The Compensation Committee shall have final authority with respect to the determination of “net income before extraordinary items” and, in exercising such authority, may consult with the Company’s independent auditor and/or Audit Committee as it deems necessary and advisable.

In determining “TSR”, the Compensation Committee shall establish a peer group of companies in the S&P 1500 Construction and Oil plus any of Aegion’s 2014 14-company compensation peer group that are not included in the S&P 1500 Construction and Oil (the “Custom Peer Group” and compare the Company’s total shareholder return (i.e., average stock price over 30-day periods immediately prior to the start and the end of the TSR Performance Period plus dividends paid, “TSR”) relative to the individual TSR of each member of the Custom Peer Group.

4.	Change in Control.

In the event of a Change in Control (as defined in this Section 4 below), the successor organization (the “Successor”) may substitute an equivalent award for the Performance Units (a “Substitute Equivalent Award”). A Substitute Equivalent Award must (i) have a value at least equal to the “target” value of the Performance Units being substituted as determined by the Compensation Committee in its sole discretion; (ii) not be subject to any performance restrictions; (iii) relate to a publicly-traded equity security of the Successor involved in the Change in Control or another entity that is affiliated with the Company or the Successor following the Change in Control; (iv) except as provided herein, be the same type of award as the Performance Units; and (v) have other terms and conditions, including the vesting provisions in the event of termination without “Cause” (as defined in this Section 4 below) or for “Good Reason (as defined in this Section 4 below), that are not less favorable to you than the terms and conditions of the Performance Units, each as determined by the Compensation Committee in its sole discretion.

If a Substitute Equivalent Award is substituted for the Performance Units and your employment with the Company and its subsidiaries (or the Successor and its subsidiaries, as the case may be) is terminated by the Company or its subsidiaries (or the Successor and its subsidiaries, as the case may be) without Cause within two years of the Change of Control, or you terminate your employment with the Company or its subsidiaries (or the Successor and its subsidiaries, as the case may be) with Good Reason within two years of the Change of Control, the Performance Units under the Substitute Equivalent Award will immediately vest and be distributable to you upon such termination in an amount equal to the number of Performance Units that would vest at the “target” level for each of the Performance Goals (as set forth in Appendix A).

If a Substitute Equivalent Award is not substituted for the Performance Units by the Successor upon a Change in Control, the Performance Units under this Agreement will vest immediately and be distributable to you prior to such Change in Control in an amount equal to the number of Performance Units that would vest at the “target” level for each of the Performance Goals (as set forth in Appendix A).

For purposes of this Agreement:
“Cause” shall mean:

(i)
breaching any employment, confidentiality, noncompete, nonsolicitation or other agreement with the Company, any written Company policy relating to compliance with laws (during employment) or any general undertaking or legal obligation to the Company;

(i)
causing, inducing, requesting or advising, or attempting to cause, induce, request or advise, any employee, representative, consultant or other similar person to terminate his/her relationship, or breach any agreement, with the Company;

(ii)
causing, inducing, requesting or advising, or attempting to cause, induce, request or advise, any customer, supplier or other Company business contact to withdraw, curtail or cancel its business with the Company; or

(iv)
failing or refusing to perform any stated duty or assignment, misconduct, disloyalty, violating any Company policy or work rule, engaging in criminal conduct in connection with your employment, being indicted or charged with any crime constituting a felony or involving dishonesty or moral turpitude, violating any term in this Agreement, unsatisfactory job performance, or any other reason constituting cause within the meaning of Missouri common law.

a “Change in Control” shall mean:
(i) the acquisition by one person, or more than one person acting as a group, of ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; and/or

(ii)
the acquisition by one person, or more than one person acting as a group, of ownership of stock of the Company, that together with stock of the Company acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group, constitutes 30% or more of the total voting power of the stock of the Company; and/or

(iii)
a majority of the members of the Company’s board of directors is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors before the date of the appointment or election; and/or

(iv)
one person, or more than one person acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group) assets from the Company that have a total gross fair market value (determined without regard to any liabilities associated with such assets) equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.

Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

This definition of Change in Control shall be interpreted in accordance with, and in a manner that will bring the definition into compliance with, the regulations under Section 409A of the Internal Revenue Code (the “Code”).

“Good Reason” shall mean, without your express written consent, the occurrence after a Change in Control of any one or more of the following:

(i)
a material reduction or alteration in the nature or status of your authorities, duties, or responsibilities from those in effect as of 90 calendar days prior to the Change in Control, other than an insubstantial and inadvertent act that is remedied by the Company or the Successor promptly after receipt of notice thereof given by you;

(ii)
the Company’s or the Successor’s requiring you to be based at a location in excess of 50 miles from the location of your principal job location or office in effect as of 90 calendar days prior to the Change in Control, except for required travel on the Company’s or the Successor’s business to an extent substantially consistent with your then present business travel obligations;

(iii)	a material reduction by the Company or the Successor of your base salary in effect as of 90 calendar days prior to the Change in Control; or

(iv)
the failure of the Company or the Successor to continue in effect any of the Company’s short- and long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or other compensation arrangements in which you participate taken as a whole unless such failure to continue the plan, policy, practice, or arrangement pertains to all plan participants generally; or the failure by the Company or the Successor to continue your participation therein on substantially the same basis, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed 90 calendar days prior to the Change in Control.

5.Forfeiture of Performance Units. Any Performance Units that remain unvested after the calculation of the cumulative EPS Goal or the cumulative TSR Goal for the EPS Performance Period and TSR Performance Period, respectively, or after distribution in connection with a Change in Control (as set forth in Section 4 above) will be forfeited to and cancelled by the Company. In addition, except as set forth in Section 4, all unvested Performance Units will be forfeited and cancelled upon termination of your employment with the Company and its majority-owned subsidiaries for any reason unless the EPS Performance Period or TSR Performance Period, a applicable, in which the Performance Units are eligible to vest has been completed and the Compensation Committee has yet to certify that the Performance Goals have been achieved.

6.Bookkeeping Account. The Company will record the maximum number of Performance Units granted to you under this Agreement to a bookkeeping account for you (the “Performance Unit Account”). Your Performance Unit Account will be adjusted from time to time for any stock dividends, stock splits, and other transactions in accordance with Section 9. The Performance Unit Account represents an unsecured promise of the Company to deliver shares of Common Stock as and when the Performance Units vest in accordance with this Agreement. Your rights to your Performance Unit Account will be no greater than that of other general, unsecured creditors of the Company.

7.Distribution of Shares of Common Stock. When the Performance Units vest either (i) upon certification by the Compensation Committee of the achievement of one or both of the Performance Goals at the end of the EPS Performance Period or TSR Performance Period, a applicable or (ii) in connection with a Change in Control (as set forth in Section 4 above), the number of shares of Common Stock equal to such vested Performance Units shall be distributed as soon as practicable after the date of vesting to you (or your beneficiary(ies) or personal representative, if you are deceased). Distributions shall be made in shares of Common Stock, with fractional shares rounded up to the nearest whole share. An amount payable on a date specified above shall be paid as soon as administratively feasible after such date. The payment date may be postponed further if calculation of the amount of the payment is not administratively practicable due to events beyond your control, and the payment is made in the first calendar year in which the calculation of the amount of the payment is administratively practicable.

8.Death Beneficiary Designation. You may designate a beneficiary or beneficiaries (contingently, consecutively or successively) to receive shares of Common Stock, if you die while Performance Units are held in your Performance Unit Account, and the Company will distribute upon vesting of the Performance Units shares of Common Stock equal in number to such vested Performance Units to your beneficiary(ies).

You may designate a beneficiary or beneficiaries from time to time, and you may change your designated beneficiary(ies). A beneficiary may be a trust. A beneficiary designation must be made in writing in a form prescribed by the Company and delivered to the Company while you are alive. If you do not have a designated beneficiary surviving at the time of your death, any transfer of shares of Common Stock will be made to your surviving spouse, if any, and if you do not have a surviving spouse, then to your estate.

9.Adjustments. Subject to Section 4 above, if there is any change in the Common Stock by reason of stock dividends, split-ups, mergers, consolidations, reorganizations, combinations or exchanges of shares or the like, the number of Performance Units then credited to your Performance Unit Account shall be adjusted appropriately so that the number of Performance Units reflected in your Performance Unit Account after such an event shall equal the number of shares of Common Stock a stockholder would own after such an event if the stockholder, at the time such an event occurred, had owned shares of Common Stock equal to the number of Performance Units reflected in your Performance Unit Account immediately before such an event.

10.Limitation on Transfer. Your Performance Units are not transferable by you. Except as may be required by U.S. federal income tax withholding provisions or by the tax laws of any state or country, your interests (and the interests of your beneficiaries, if any) under this Agreement are not subject to the claims of your creditors and may not be voluntarily or involuntarily sold, transferred, alienated, assigned, pledged, anticipated, or encumbered. Any attempt to sell, transfer, alienate, assign, pledge, anticipate, encumber, charge or otherwise dispose of any right to benefits payable hereunder shall be void and of no force or effect and shall result in a forfeiture of all affected Performance Units.

11.No Shareholder Rights. You will not have any stockholder rights, such as rights to vote or to receive dividends or other distributions, with respect to any Performance Units reflected in your Performance Unit Account until distribution of shares of Common Stock after vesting of the Performance Units. You will have only the adjustment rights provided in this Agreement.

12.Securities Law. Shares of Common Stock will not be distributed under this Agreement if such distribution would violate any U.S. federal or state or non-U.S. securities laws. The Company may take appropriate action to achieve compliance with those laws in connection with any distribution of Common Stock to you.

13.Taxes. The Compensation Committee (as defined in the Plan) may withhold delivery of certificates for shares of Common Stock until you make satisfactory arrangements to pay any withholding, transfer or other taxes due with respect to the vesting or distribution of the Performance Units and the issuance of the underlying shares of Common Stock. You are responsible for the payment of all taxes applicable to any income realized upon the distribution of the shares of Common Stock after vesting of the Performance Units. Unless you provide written notice to the Company within five days after the vesting of the Performance Units that you will settle your tax obligation by paying cash, or unless otherwise determined by the Company in its sole discretion, settlement of your tax obligation shall be made by the Company by withholding and cancelling shares of Common Stock that would be otherwise distributable to you, with the fair market value of such Common Stock for such purposes equal to the closing price per share of Common Stock as generally reported on the Nasdaq Stock Market (or such other exchange or market where the Common Stock is trading) on the date of distribution of the shares of Common Stock . If you elect to settle your tax obligation by paying cash, and do not make timely payment of your tax withholding obligation by cash or check by the date of distribution of the shares of Common Stock, the Company may, in its sole discretion, satisfy your tax withholding obligation by withholding and cancelling shares of Common Stock that would be otherwise distributable to you in the manner set forth in this Section 13.

14.No Right to Continue as an Employee; No Right to Further Grants. This Agreement does not give you any right to continue as an employee of the Company or any of its subsidiaries for any period of time or at any rate of compensation, nor does it interfere with the Company’s or its subsidiaries’ right to determine the terms of your employment.

15.Rules of Construction. This Agreement shall be administered, interpreted, and construed in a manner consistent with Code section 409A to the extent necessary to avoid the imposition of additional taxes under Code section 409A(a)(1)(B). Should any provision of this Agreement be found not to comply with, or otherwise be exempt from, the provisions of Code section 409A, such provision shall be modified and given effect (retroactively if necessary), in the sole discretion of the Compensation Committee, and without your consent, in such manner as the Compensation Committee determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Code section 409A. In particular, where the time of payment is predicated upon a termination of employment, termination of employment shall mean a separation from service as defined in the regulations under section 409A of the Internal Revenue Code. Such regulations are hereby incorporated by reference where applicable.

16.Interpretations Binding. The interpretations and determinations of the Compensation Committee are binding and conclusive. This Agreement is entered into in Missouri and its terms shall be governed by and interpreted in accordance with the laws of the State of Missouri without regard to conflict of law principles.

17.Jurisdiction. Any suit or other legal action to enforce the terms of this Agreement or any document or agreement referenced herein must be brought in the St. Louis County, Missouri Circuit Court or (if federal jurisdiction exists) the U.S. District Court for the Eastern District of Missouri. You agree that venue and personal jurisdiction are proper in either such court, and waive all objections to jurisdiction and venue and any defense or claim that either such forum is not the most convenient forum.

18.Termination of Right to Receive Shares; Recoupment. You understand and agree that your right to receive and retain the Performance Units granted herein (and the benefits thereof) is conditioned on your compliance with the terms of this Agreement and any agreement referenced herein. In the event you violate this Agreement or any other agreement referenced herein, then in addition to and not in lieu of any other rights and remedies available to the Company for such breach, all of which are expressly reserved, the Company may: (i) cancel any Performance Units that are unvested or vested but not yet issued to you; and (ii) recover from you any and all common stock issued to you under any Performance Units, or an amount equal to the value of the same, with such value being the fair market value of the common stock at the close of business on the date that the shares were issued under the Performance Units.